AMENDMENT DATED MAY 18, 2004
           TO INVESTMENT SUB-ADVISORY AGREEMENT DATED AUGUST 13, 2001

         THIS AMENDMENT (the "Amendment") to the Investment Sub-Advisory Agreement dated August 13, 2001 by and between The Advisors' Inner Circle Fund (the "Trust"), a Massachusetts business trust, Synovus Investment Advisors, Inc. (the "Adviser"), a Georgia corporation and Steinberg Priest & Sloane Capital Management, LLC (the "Sub-Adviser"), a New York corporation is entered into as of the 18th day of May, 2004.

         WHEREAS, the Trust, the Adviser and the Sub-Adviser entered into the Investment Sub-Advisory Agreement dated as of the 13th day of August, 2001 (the "Agreement"); and

         WHEREAS, the Trust, the Adviser and the Sub-Adviser desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1. AMENDMENT TO SECTION 6 OF THE AGREEMENT. Section 6 of the Agreement is hereby amended as set forth below:

         6. COMPENSATION. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid out of the advisory fee, of 0.50% of the average net assets up to $50 million; 0.40% of the average net assets on the next $50 million; and 0.25% of the average net assets in excess of $100 million. This fee will be paid at least quarterly.

         2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.


         THE ADVISORS' INNER CIRCLE FUND

         By:  /s/ William E. Zitelli, Jr.
              ---------------------------------------
                  Name: William E. Zitelli, Jr.
                  Title: Vice President

         SYNOVUS INVESTMENT ADVISORS, INC.

         By:  /s/ Mark Brown
              ---------------------------------------
                  Name: Mark Brown
                  Title: President

         STEINBERG PRIEST & SLOANE CAPITAL MANAGEMENT, LLC

         By:  /s/ Michael Steinberg
              ---------------------------------------
                  Name: Michael Steinberg
                  Title: Managing Partner